Exhibit 99.1

Vertical Branding, Inc. Announces Fourth Quarter and

Fiscal Year 2008 Financial Results and Preliminary First Quarter Sales Results

LOS ANGELES – April 23, 2009 — Vertical Branding, Inc. (OTC BB: VBDG), announced fourth quarter and fiscal year 2008 financial results today, and provided an update on other pending matters.

Revenues for the quarter and fiscal year ended December 31, 2008, were $7.4 million and $35 million, respectively, a 26.5% increase and 3.6% decrease over comparable prior year periods.  The Company’s net loss applicable to common stockholders for the quarter and fiscal year ended December 31, 2008, was, respectively, $3 million and $5.2 million, or a $0.10 and $0.18 loss per share.  This compares to a prior year net loss of $3.8 million for fourth quarter 2007, or a $0.14 loss per share, and a net loss of $3.6 million for the fiscal year ended December 31, 2007, a $0.15 loss per share.  Included in the fourth quarter 2008 loss figures are approximately $1.3 million of charges associated with the impairment of assets in the Company’s real estate segment.

Adjusted earnings before interest, tax, depreciation and amortization expenses (“Adjusted EBITDA”) for the quarter ended December 31, 2008, were a loss of approximately $1 million, compared to a loss of approximately $1.1 million for the fourth quarter of 2007.  Adjusted EBITDA for fiscal 2008 was a loss of approximately $0.5 million compared to earnings of $1.8 million for the year ended December 31, 2007.  Adjusted EBITDA, in addition to the items listed above, takes into account the effect of non-cash stock-based compensation and certain non-recurring charges, and is reconciled to net income in the table below.

“Our Q4 2008 sales represented a 27% increase over sales for the prior year period, but were significantly below expectations,” stated Nancy Duitch, Vertical Branding’s Chief Executive Officer.  “This was principally due to cash flow and working capital constraints that negatively impacted our ability to purchase inventory and fulfill sales orders toward the end of the fiscal year.”

The Company also announced preliminary sales figures for first quarter of fiscal year 2009, ended March 31, in the amount of $4.4 million, a 47% decrease from revenue of $8.3 million in Q1 2008.

“Our working capital situation continues to adversely impact our ability to achieve sales targets, to develop and roll-out planned new products and marketing campaigns, to fully service customers and meet demand for Company products, and to timely satisfy trade payables and other financial obligations,” added Ms. Duitch.  “We are continuing to evaluate and pursue strategic alternatives, including equity financing in concert with the restructuring of certain debt obligations, as well as a substantial scaling down and restructuring of our operations in the event we are not able to consummate financing expeditiously or should we conclude that any such alternative would ultimately be in the best interests of our stakeholders.”

With regard to the pending filing of our annual report on Form 10-K, Victor Brodsky, the Company’s Vice President of Financial Reporting and its Principal Financial Officer, stated “We have made the decision at this time to divert all available cash resources to vital Company operations and therefore have not paid our independent auditors amounts necessary to secure completion of the audit.”

Table reconciling EBITDA to GAAP (dollars in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007

Net loss for the period	$(2,977)	$(3,781)	$(5,038)	$(3,447)
Interest expense, net	277	251	1,052	1,228
Provision for income taxes	28	1,021	37	1,047
Depreciation and amortization	310	319	1,265	1,249
Other charges	––	875	278	1,052
Non-cash stock based compensation	81	136	449	570
Impairment of office building	1,005	––	1,005	––
Write down of mortgage receivable	321	––	321	––
Legal settlement	––	120	––	120
Executive severance	––	––	160	––
Adjusted EBITDA	$(955)	$(1,059)	$(471)	$1,819

Use of Non-GAAP Financial Measures

Adjusted EBITDA and equivalent loss figures cited in this press release are non-GAAP measures that are defined as net income or loss excluding the effects of interest, income taxes, depreciation and amortization expenses, non-cash stock-based compensation, discontinued operations and certain other specified items that we believe to be non-recurring.

Adjusted EBITDA as defined above may not be similar to non-GAAP income measures used by other companies.  The Company believes that Adjusted EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period to period changes in costs associated with capital investments, impairment of assets related to those or other investments, interest on debt and capital lease obligations, non-cash compensation expense and other non-recurring items that management does not believe are reflective of the underlying performance of the Company’s business operations.  Management uses Adjusted EBITDA in evaluating the overall performance of the Company’s business operations.

Although management finds Adjusted EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because the excluded items often have a material effect on the Company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management uses Adjusted EBITDA in conjunction with U.S. GAAP earnings measures.  The Company believes that Adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company provides investors with this supplemental metric since, with reconciliation to GAAP, they may allow for greater insight into the Company’s financial results.

About Vertical Branding, Inc.

Vertical Branding is a consumer products company selling high-quality household, beauty and personal care products at affordable prices. The Company builds consumer awareness for its products and brands through direct response television, Internet and print advertising, with the goal of broader wholesale distribution to many of the country's largest retailers and drug chains as well as catalogs, home shopping channels and international distributors. Vertical Branding develops its own proprietary products and brands and licenses the rights to other select products that pass its rigorous screening process. The Company's hottest-selling products and brands currently include MyPlace, SteamBuddy, Hercules Hook, ZorbEEZ and Extreme Beam.

Information Regarding Forward-Looking Statements

The information in this news release includes forecasts and predictions about future results and events, or “forward-looking statements,” often identifiable by use of words like "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" and similar expressions.  Such statements reflect the current view of Vertical Branding with respect to the matters discussed and are subject to and qualified by various risks, uncertainties, assumptions and other factors that could cause actual results or events to differ materially from those forecasted or predicted.  A number of such risks and uncertainties are described in Vertical Branding’s periodic reports filed with the Securities and Exchange Commission in the section of such reports entitled "Risk Factors."  These include risks and uncertainties relating to the general industry in which the company operates, company operations, the company’s ability to adequately finance the operation and growth of its business, the company’s dependence upon third parties to supply products and fulfill customer orders, dependence upon major retail chains for sale of products, the company’s ability to develop and market new products, its ability to protect intellectual property associated with its products and otherwise maintain competitive advantages, and volatility and uncertainty related to trading on the OTC Bulletin Board, penny stock rules and changes in government regulations.  Other risk and uncertainties that are unknown or currently believed to be immaterial could also cause future results or events to differ materially from those forecasted or anticipated.  Although Vertical Branding believes that the expectations reflected in the forward looking statements are reasonable, Vertical Branding cannot guarantee future results, levels of activity, performance or achievements.  Except as required by applicable law, including the securities laws of the United States, Vertical Branding does not intend to update any of the forward-looking statements to conform these statements to actual results. The foregoing discussion should be read in conjunction with Vertical Branding's reports filed with the Securities and Exchange Commission.

(financial tables follow)

VERTICAL BRANDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues
Consumer products	$7,208	$5,668	$34,277	$35,658
Real estate activities	185	177	766	683
Total revenues	7,393	5,845	35,043	36,341
Cost of sales	5,037	2,515	19,340	12,210
Gross profit	2,356	3,330	15,703	24,131

Operating expenses
Selling	2,747	2,664	11,177	16,272
General and administrative	1,440	2,007	6,763	6,864
Depreciation and amortization	310	319	1,265	1,249
Impairment of office building	1,005	––	1,005	––
Other charges	––	875	––	1,052
Total operating expenses	5,502	5,865	20,210	25,437

Loss from operations	(3,146)	(2,535)	(4,507)	(1,306)

Other income (expense):
Interest expense, net	(277)	(251)	(1,052)	(1,228)
Minority interest	474	26	558	134
Loss from operations before provision for income taxes	(2,949)	(2,760)	(5,001)	(2,400)
Provision for income taxes	28	1,021	37	1,047
Net loss	(2,977)	(3,781)	(5,038)	(3,447)
Preferred stock dividends	45	47	181	198
Net loss applicable to common stockholders	$(3,022)	$(3,828)	$(5,219)	$(3,645)

Basic and diluted loss per common share	$(0.10)	$(0.14)	$(0.18)	$(0.15)

Number of weighted average shares used in computation
of basic and diluted loss per common share	30,044	26,884	29,686	23,689

During 2008, the Company changed the classification of certain operating expenses. Historically, these expenses were reported in cost of sales and in 2008 are now being reported as selling expenses.  This direction was initiated as it more accurately reports expense classification activity resulting from a greater portion of our revenues coming from the wholesale channel of distribution. The reclassification resulted in a decrease to cost of sales, and a corresponding increase to selling costs, of approximately $4,300,000 for the year ended December 31, 2007. These reclassifications had no impact on the Company’s previously reported net loss or basic and diluted loss per share amounts. As a result of this consolidation, prior periods have been reclassified to conform to the current year’s presentation.

VERTICAL BRANDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$221	$30
Accounts receivable, net	4,141	3,387
Inventories	1,497	3,182
Other current assets	574	1,490
Total current assets	6,433	8,089
Office building, net	2,800	3,987
Other assets	4,099	5,071
Total assets	$13,332	$17,147

Liabilities and Stockholders' (Deficiency) Equity
Current liabilities:
Line of credit	$3,981	$1,651
Current portion of long-term debt	3,886	1,540
Accounts payable, accrued expenses and other current liabilities	3,956	4,654
Total current liabilities	11,823	7,845
Long-term debt	1,700	4,451
Total liabilities	13,523	12,296
Minority voting interest in subsidiary	26	528
Stockholders' (deficiency) equity	(217)	4,323
Total liabilities and stockholders' (deficiency) equity	$13,332	$17,147

VERTICAL BRANDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2008	2007
	(unaudited)
Cash flows from operating activities:
Net loss	$(5,038)	$(3,447)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	1,265	1,240
Bad debts	669	259
Impairment loss	1,005	––
Minority voting interest in net loss of subsidiary	(558)	(134)
Equity based compensation	449	570
Other non-cash charges related to post closing acquistion adjustments	––	465
Deferred income taxes	––	1,017
Changes in operating assets and liabilities:
Accounts receivable	(1,102)	(1,594)
Inventories	1,685	(898)
Infomercial production costs	511	(369)
Prepaid expenses and other assets	419	521
Accounts payable and accrued expenses	(591)	144
Other current liabilities	(67)	(47)
Net cash used in operating activities	(1,353)	(2,273)

Cash flows from investing activities:
Capital expenditures and intangible assets	(60)	(255)
Net cash used in investing activities	(60)	(255)

Cash flows from financing activities:
Proceeds from notes and loans payable	30,177	12,465
Principal payments on notes and loans payable	(28,481)	(14,300)
Due from factor	––	573
Additions to deferred finance costs	(87)	(189)
Issuance of common stock	––	4,000
Costs incurred for the issuance of common stock	(59)	(171)
Other financing activities	54	75
Net cash provided by financing activities	1,604	2,453

Net increase (decrease) in cash and cash equivalents	$191	$(75)
Cash and cash equivalents, beginning of year	30	105
Cash and cash equivalents, end of year	$221	$30

Additional cash flow information:
Interest paid	$1,045	$1,216
Income taxes paid	$9	$22

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